                                               FILED PURSUANT TO RULE 424(b)(3)
PROSPECTUS SUPPLEMENT NO. 2                REGISTRATION STATEMENT NO. 333-51103
(To Prospectus Dated June 15, 1998)



                              CKE RESTAURANTS, INC.

                        $197,225,000 PRINCIPAL AMOUNT OF
                 4-1/4% CONVERTIBLE SUBORDINATED NOTES DUE 2004
                 (INTEREST PAYABLE ON MARCH 15 AND SEPTEMBER 15)

                        4,091,465 SHARES OF COMMON STOCK


        This Prospectus Supplement supplements information contained in that certain Prospectus dated June 15, 1998 (as amended or supplemented, the "Prospectus") of CKE Restaurants, Inc. relating to the potential sale from time to time of up to $197,225,000 aggregate principal amount of Notes and the Shares of Common Stock issuable upon conversion thereof by the Selling Securityholders. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. Capitalized terms used herein but not defined have the meanings assigned to such terms in the Prospectus.

        The following table supplements the information set forth in the Prospectus under the caption "Selling Securityholders" with respect to the Selling Securityholder named below and the principal amount of Notes and Shares beneficially owned by such Selling Securityholder that may be offered pursuant to the Prospectus:

                                                                   NUMBER OF    PRINCIPAL AMOUNT    NUMBER OF
                                              PRINCIPAL AMOUNT      SHARES          OF NOTES         SHARES
           NAME OF                                OF NOTES       BENEFICIALLY        TO BE           TO BE
     SELLING STOCKHOLDER                     BENEFICIALLY OWNED     OWNED(1)         SOLD(2)         SOLD(2)
     -------------------                     ------------------  ------------   ----------------    ---------
American Travellers Life Insurance Co. -          $550,000          11,409          $550,000            --
  Convertible
Bankers Life & Casualty Insurance Co. -           $450,000           9,335          $450,000            --
  Convertible
Great American Reserve Insurance Co. -            $450,000           9,335          $450,000            --
  Convertible
Capitol American Life Insurance Co. -             $550,000          11,409          $550,000            --
  Convertible
Merrill Lynch, Pierce, Fenner & Smith           $3,725,000          77,275        $3,725,000            --
  Incorporated(4)
BT Alex. Brown Incorporated(4)                  $6,170,000         127,997        $6,170,000            --
-------------
(4)  Merrill Lynch, Pierce, Fenner & Smith Incorporated and BT Alex. Brown
     Incorporated have provided services to the Company and may in the future provide services to the Company, for which they have received or may receive customary fees.



      All information in this Prospectus Supplement is as of June 22, 1998.

            The date of this Prospectus Supplement is June 23, 1998